                                                                    Exhibit 99.1


US Order Acquiring Braun, Simmons & Co.; Combination Offers
Expanded Range of Electronic Banking Solutions

October 3, 1996, 10:21 AM EDT

HERNDON, Va., Oct. 3 /PR Newswire/ -- US Order (Nasdaq: USOR) announced today that it is acquiring Braun, Simmons & Co. of Toledo, Ohio, an information engineering firm specializing in the development of home banking and electronic commerce solutions for financial institutions. Established in 1990, Braun, Simmons has formal business relationships with CheckFree, CompuServe, IBM, Microsoft, Prodigy, Tandem and Visa Interactive.

Braun, Simmons will be merged into US Order. Joseph E. Smith, executive vice president of US Order, will head the Electronic Commerce Division. Douglas Braun, president of Braun, Simmons & Co., will become chief technology officer of the Division which will be based in Herndon. The purchase price is approximately $7 million. US Order expects to write off nearly $5 million in in-process research and development charges in the third quarter.

The acquisition expands US Order's product line for both large and small financial institutions and complements both firms' marketing efforts with regional and community banks as well as credit unions.

Based on four different market research studies, there are between one and three million households doing banking and paying bills from home. By the year 2000, the number of households doing remote banking is projected to grow to between 15 and 30 million.

Braun, Simmons bill payment products, including the Real Time and Profile Builder Interposed/TM/ financial bill payment engines, will now be offered in tandem with US Order's bill payment and biller solutions. Additionally, a menu of connectivity products and a whole series of Internet financial power tools
-- the FTP series -- becomes available as part of US Order's access products and services.

"The strategic fit is compelling," Smith said. "Both companies have excellent technical resources and the combination greatly enhances our ability to offer a spectrum of end-to-end solutions for remote banking." And, he added, "Doug Braun's vision and technical expertise in electronic banking was a primary factor in our decision."

Braun, Simmons clients currently number several top banks including Barnett Bank, First Tennessee Bank and Meridan.

According to Doug Braun, "Together, our combined product line provides a powerful range of offerings to financial institutions."

US Order and Braun, Simmons have similar business philosophies. Both partner with financial institutions to bring state-of-the-art technology solutions to client banks without replacing or competing with the banks' processing and back end providers.

In August, US Order announced that it had signed a definitive agreement to merge with Colonial Data Technologies into a new public company. US Order Chairman William F. Gorog described the merger as a classic marriage of technology and distribution. Colonial Data will complement US Order's technology depth with a quality manufacturing, distribution and service infrastructure. In addition, Colonial Data's relationships with major Bell and other telephone companies should significantly enhance future growth prospects of the merged companies, Gorog said.

U.S. Order develops and markets products and services for the financial services and telecommunications industries. The Company's financial services products include bank-branded customer services, voice response systems and data translation systems. Its telecommunications products include the Intelifone and Telesmart smart telephones plus the SmartTime Internet Service, a complete packages applications. Over 50 banks and telephone companies currently use the company's products and services.

--------------------------------------------------------------------------------
[LOGO OF THE POINTCAST NETWORK/TM/ APPEARS HERE]

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995; This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products, product demand and market acceptance risks, reliance on key strategic alliances, fluctuations in operation results, delays in development of highly complex products, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These risks could cause the Company's actual results for 1996 and beyond to differ materially from those expressed in any forward looking statement made by, or on behalf of, the Company, SOURCE US Order

(C) PR Newswire. All rights reserved.

Additional sources of information
SEC Filings - From EDGAR Online
-------------------------------
Tell me More - From Infoseek
----------------------------